Exhibit 99.2

Infinity Pharmaceuticals Presents Data from Randomized, Placebo-Controlled, Phase 2
MARIO-275 Trial of Eganelisib and Nivolumab in Advanced Urothelial Cancer at ASCO
Genitourinary Cancers Symposium

- Combination of eganelisib with nivolumab demonstrated improved ORR, DCR, and PFS versus 2L standard of care nivolumab monotherapy -

- 46% lower probability of progression on combination arm versus control arm in PD-L1 negative patient population representing the majority of metastatic UC patients -

- Planning registration-enabling study in PD-L1 low metastatic UC -

- Conference call scheduled for today, February 11, 7:30 am ET -

CAMBRIDGE, Mass., February 11, 2021 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) (“Infinity” or the “Company”) today presented data from MARIO-275 (MAcrophage Reprogramming in Immune Oncology), a randomized, placebo-controlled Phase 2 study evaluating the efficacy and safety of eganelisib in combination with nivolumab (Opdivo®) in platinum-refractory, I/O naïve patients with advanced urothelial cancer (UC) during the 2021 ASCO Genitourinary Cancers Symposium (ASCO GU). The objective of MARIO-275 was to address the need for better treatments for second line (2L) advanced UC patients.

“These encouraging data demonstrate that the addition of eganelisib to the approved 2L standard of care nivolumab monotherapy is well-tolerated with the potential to improve outcomes, including progression free survival, in patients with advanced urothelial cancer,” said Piotr Tomczak, M.D., Ph.D., Medical Oncologist affiliated with Centrum Medyczne Pratia in Poznan, Poland, and MARIO-275 Lead Study Investigator. “We see the greatest benefit of combination therapy with eganelisib in the PD-L1 negative patient population, with a disease control rate four times greater in the combination arm versus control arm. This is a promising advancement that has the potential to address the significant needs of PD-L1 low patients, which represent the majority of metastatic urothelial cancer population.”

Brian Schwartz, M.D., consulting Chief Physician of Infinity, said, “We are excited to report that the addition of eganelisib on top of 2L standard of care nivolumab led to clear benefits for PD-L1 low patients, with an over 85% increase in overall response rate versus the control arm. These results, in combination with other efficacy measures, including prolonged progression free survival, are particularly meaningful given that the PD-L1 low patient population has historically poor overall response rates to checkpoint inhibitors of approximately 16%. We have now demonstrated on-mechanism translational activity across MARIO-1, MARIO-3 and MARIO-275, supporting the ability of eganelisib to reprogram macrophages to reduce immune suppression in the tumor microenvironment and expand the patient population that may benefit from treatment with checkpoint inhibitors. Based on the strength of these data and the magnitude of the unmet need in the PD-L1 low population, we are planning a registration-enabling study in advanced urothelial cancer and also are exploring the potential of eganelisib in PD-L1 low patients more broadly across cancer types.”

Key presentation highlights:
Poster presentation titled, “Preliminary Analysis of a Phase 2, Multicenter, Randomized, active-Control Study to Evaluate the Efficacy and Safety of Eganelisib (IPI-549) in Combination with Nivolumab Compared to Nivolumab Monotherapy in Patients with Advanced Urothelial Carcinoma” presented by Piotr Tomczak, M.D., Ph.D.

Efficacy Results:
PD-L1 Negative Study Population
•Greatest benefit of eganelisib with nivolumab combination therapy over nivolumab monotherapy was observed in the PD-L1 negative patient population (n=23) with improvement over nivolumab monotherapy (n=7) for overall response rate (ORR) (26% vs. 14%); disease control rate (DCR) (57% vs. 14%); and best responses of complete response (CR) (9% vs. 0%), and stable disease (SD) (30% vs. 0%)
•PD-L1 negative patients demonstrated an extended progression free survival (PFS) with a hazard ratio of 0.54 reflecting a 46% reduction in probability of progression (mPFS of 9.1 weeks on combination arm versus 7.9 weeks on control arm)
•58% (11/19) of PD-L1 negative patients receiving eganelisib in combination with nivolumab achieved a reduction in tumor burden versus 17% (1/6) in the placebo arm with nivolumab monotherapy
Overall Study Population
•In the overall population, the combination of eganelisib with nivolumab demonstrated an increase over nivolumab monotherapy in ORR (30% vs. 25%); DCR (55% vs. 31%); and best responses of CR (12% vs. 6%), and SD (24% vs. 6%)
•Nivolumab monotherapy in the control arm of MARIO-275 demonstrated response rates consistent with nivolumab monotherapy in CheckMate-275
•Patients were stratified by MDSC level, but there was no meaningful difference between the disease control rate in the myeloid derived suppressor cells (MDSCs) high combination arm (29%, n=7) versus the MDSC high control arm (33%, n=3)
Safety Results:
•33 patients received eganelisib at doses between 40 mg and 30 mg, once daily, plus nivolumab, and 16 patients received nivolumab monotherapy plus placebo
•The dose reduction from 40 mg to 30 mg was to address reversible liver enzyme elevations reported at the first scheduled MARIO-275 Independent Data Monitoring Committee (IDMC) meeting
◦The median average daily dose of eganelisib in the study was 31.5 mg which supports 30mg as the dose for the registration-enabling study being planned
◦The IDMC supported further exploration of this combination therapy for patients after the successful implementation of the dose reduction
•The combination of eganelisib and nivolumab was well tolerated at the 30 mg once daily dose
◦The most common treatment emergent adverse events (TEAEs) across all doses, all causality, were pyrexia (33%), decreased appetite (33%), pruritus (24%), rash (24%) and increased alanine aminotransferase (24%) and the most common ≥Grade 3 TEAEs across all doses, all causality, were disease progression (24.2%), hepatotoxicity (24.2%), increased ALT (12.1%) and increased AST (12.1%) with no Hy’s Law
◦No Grade 5 TEAEs were reported
Translational Results:
•Increased immune activation was observed in eganelisib with nivolumab combination therapy compared to nivolumab monotherapy across PD-L1 negative and PD-L1 positive patients as measured by increased T cell reinvigoration
•Decreased immune suppression was observed in eganelisib with nivolumab combination therapy compared to nivolumab monotherapy across PD-L1 negative and PD-L1 positive patients as measured by reduced levels of circulating MDSCs

The poster presented at ASCO GU can be accessed on the Infinity website at Investor Events and Presentations.

Conference Call Information
A live webcast of the conference call with synchronized slides can be accessed in the "Investors/Media" section of Infinity's website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 2485636. An archived version of the webcast will be available on Infinity's website for 30 days.
About Infinity and Eganelisib
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing eganelisib, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, placebo-controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus etrumadenant (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; including the potential of eganelisib to improve outcomes, including progression free survival, in patients with advanced urothelial cancer; the potential benefit of combination therapy with eganelisib in the PD-L1 negative patient population and the potential of eganelisib in PD-L1 low patients more broadly across cancer types; plans for a registration-enabling study in urothelial cancer and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the outcome of the Company’s risk/benefit review of its MARIO-275 clinical trial; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's Annual Report on Form 10-K and Quarterly Reports on Form 10-Qfiled with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Tecentriq® is a registered trademark of Genentech, Inc.
Avastin® is a registered trademark of Genentech, Inc.
Abraxane® is a registered trademark of Abraxis BioScience, LLC, a wholly owned subsidiary of Bristol Myers Squibb Company.
Opdivo® is a registered trademark of Bristol Myers Squibb.
Doxil® is a registered trademark of Baxter Healthcare Corporation.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-775-5956